Exhibit 10.20

March 1, 2004

Harold Van Wart

80 Arbuelo Way

Los Altos, CA 94022

Dear Hal:

Metabolex, Inc. (the “Company”) is pleased to continue your employment as President and Chief Executive Officer (“CEO”) on the following terms:

1. Position, Duties and Responsibilities. As President and CEO, you will continue to report to the Company’s Board of Directors (the “Board”), and will perform the duties customarily associated with this position and such other duties assigned by the Board. You shall devote your full time and attention during normal business hours to the business affairs of the Company, except for reasonable vacations and periods of illness or incapacity.

2. Compensation and Employee Benefits.

2.1 Base Salary. Your annual base salary will continue to be $325,357, less payroll deductions and required withholdings, paid according to the Company’s regular payroll schedule and procedures.

2.2 Discretionary Bonus. You will be eligible to earn an annual discretionary bonus of up to thirty-five percent (35%) of your annual base salary based on the Company’s performance and your contributions in a given calendar year, as evaluated by the Board in its sole discretion. You will be eligible for any such bonus if you are employed at the end of the bonus period (December 31). Any bonus payment shall be subject to payroll deductions and required withholdings.

2.3 Signing Bonus. Notwithstanding your offer letter dated September 8, 2000, the one-time signing bonus of $145,000 that you received upon joining the Company will no longer be subject to repayment if you leave the Company prior to October 14, 2004.

2.4 Employee Benefits. You shall continue to be entitled to all benefits, including vacation accrual of four weeks per year and health and disability benefits, for which you are eligible under the terms and conditions of the standard Company benefit plans, which may be in effect from time to time and provided by the Company to its senior executive level employees generally.

2.5 Stock Options. On January 12, 2004, you were granted a stock option to purchase that number of shares of Company common stock which together with the shares of Company common stock held by you or subject to your currently outstanding stock options constitute four and one quarter percent (4.25%) of the “fully-diluted” outstanding capital stock of the Company calculated as of the date of grant (including as outstanding any outstanding but unexercised options and warrants to purchase Company capital stock and the conversion of all preferred stock into common stock at the then-applicable conversion rate, but excluding any remaining unallocated shares available for issuance under the Company’s equity incentive plans). The per share exercise price of such stock options was equal to the per share fair market value of the common stock on the date of grant, as determined by the Board. The term of such stock option is ten (10) years, subject to earlier expiration in the event of the termination of your service with the Company. Such stock option is immediately exercisable, if you elect to do so, but the purchased shares shall be subject to repurchase by the Company at the lower of (1) the original exercise price and (2) the then-fair market value of the Company’s common stock in the event that your service with the Company terminates before you become vested in the shares. You have vested, and the Company’s repurchase right, if applicable, shall not apply, as to twenty-five percent (25%) of the shares immediately upon the date of grant, and as to the balance of the option shares in forty-eight (48) equal monthly installments with the first monthly installment vesting retroactively as of October 1, 2003. Notwithstanding the foregoing, a portion of the shares subject to your outstanding stock options may vest on an accelerated basis pursuant to Section 6 below. Except as provided herein, such stock options will be subject to the provisions of the equity incentive plan of the Company under which the options are granted and the applicable form of stock option agreement thereunder (the “Plan Documents”).

3. Other Activities During Employment.

3.1 Activities. Except with the prior written consent of the Board, you will not during your employment undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your job duties.

3.2 Investment and Interests. Except as permitted by Section 3.3 below, during your employment you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, or its business or prospects, financial or otherwise.

3.3 Noncompetition. During the term of your employment by the Company except on behalf of the Company, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any entity, so long as your direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

4. Company Policies; Proprietary Information and Inventions Agreement. You acknowledge your ongoing obligations under the Company’s Employee Agreement on Confidential Information and Inventions, a copy of which is attached hereto as Exhibit B. You further acknowledge your obligation to abide by the Company’s rules, policies and procedures.

5. Termination of Employment.

5.1 At-Will Employment Relationship. Your employment with the Company shall continue to be at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause and with or without advance notice.

5.2 Termination for Cause.

(a) If the Company terminates your employment at any time for Cause (as defined below), your salary shall cease on the date of termination and you shall not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. The continued vesting of any stock options held by you shall cease on the termination date, and your right to exercise vested option shares shall be governed by the terms of the Company’s applicable stock option plans and the corresponding stock option agreements.

(b) Definition of Cause. For purposes of this agreement, “Cause” means the occurrence of any one or more of the following: (i) your conviction of, or plea of no contest with respect to, any felony involving fraud, dishonesty or moral turpitude; (ii) your participation in a fraud or act of dishonesty that results in material harm to the Company; (iii) your intentional material violation of any contract or agreement between you and the Company, including but not limited to this agreement or your Employee Agreement on Confidential Information and Inventions, or your violation of any statutory duty that you owe to the Company, but only if you do not correct such violation within thirty (30) days after written notice thereof has been provided to you; or (iv) your gross negligence or willful neglect of your job duties, as determined by the Board in good faith, but only if you do not correct such violation within thirty (30) days after written notice thereof has been provided to you.

5.3 Severance Benefits For Termination Without Cause or Resignation for Good Reason.

(a) If the Company terminates your employment without Cause or you resign your employment for Good Reason (defined below), you will be eligible to receive twelve (12) months of the greater of (i) your base salary in effect as of such termination date or (ii) your base salary as set forth in Section 2.1, subject to payroll deductions and required withholdings and net of any amounts earned by you pursuant to any employment or consulting arrangements obtained by you following such termination (other than the activities described in the last sentence of Section 3.1). In addition you will be eligible to receive your potential annual discretionary bonus amount set forth in Section 2.2, determined as if all performance targets established by the Board have been satisfied, pro-rated for the number of months elapsed in the year in which your employment terminates. This base salary and bonus severance will be paid according to the Company’s payroll procedures during the twelve (12) month period following the termination date. Moreover, if you timely elect continued coverage of your group health insurance under COBRA, the Company will pay your premiums for COBRA coverage for up to twelve (12) months following the termination date, provided that such payments shall cease if you obtain full-time employment within such period. Upon such termination, the vesting of all stock options held by you shall be accelerated such that the options are fully vested and exercisable upon the termination date and such stock options shall be exercisable for the remainder of their original term, without regard to your termination of employment. Upon approval by the Board of this Agreement, your currently outstanding stock options shall be amended to the extent necessary to provide for the foregoing accelerated vesting and extended exercisability. Your receipt of any severance benefits under this Section 5.3 is contingent upon your signing and making effective the Release Agreement (attached as Exhibit A) on or after the termination date.

(b) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one of the following events that occurs without your consent: (i) the material reduction in your responsibilities, authorities or functions as an employee of the Company (but not merely a change in reporting relationships); (ii) a reduction in your level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs); (iii) a relocation of your place of employment by more than twenty (20) miles; or (iv) the Company’s material breach of this Agreement. Notwithstanding the foregoing, you must provide the Company with thirty (30) days’ advance written notice of Company’s conduct giving rise to Good Reason (the “Cure Period”) and during the Cure Period, the Company may attempt to rescind or correct the matter giving rise to Good Reason. If the Company does not rescind or correct the conduct giving rise to Good Reason to your reasonable satisfaction by the expiration of the Cure Period, your employment will then terminate with Good Reason.

6. Change in Control.

6.1 Definitions.

(a) “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company or, in the case of a Transaction described in Section 6.1(b)(iii) below, the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

(b) “An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company.

6.2 Stock Options. At the closing of a Change in Control, your outstanding stock options shall become vested and exercisable with respect to fifty percent (50%) of your then-unvested shares of the Company’s common stock subject thereto. In addition, in the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined above) or you resign for Good Reason (as defined above) (a “Change in Control Termination”), any remaining unvested portion of all stock options held by you shall have the vesting accelerated such that all options are fully vested and exercisable as of the date of the Change in Control Termination (the “Acceleration”). As a precondition of receiving the Acceleration, you must first sign and allow to become effective a general release of claims in favor of the Company in a form acceptable to the Company.

6.3 Parachute Payments After the Listing Date.

(a) After the Listing Date (as defined below), if any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether under this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then you will be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount equal to (i) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment (the “First Reimbursement Payment”), (ii) all federal, state and local income taxes and employment taxes on the First Reimbursement Payment, and (iii) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the First Reimbursement Payment. For purposes of this provision, the term “Listing Date” means the date of the sale of the Company’s securities to the general public pursuant to an initial public offering under a Registration Statement filed with and declared effective by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

(b) All determinations required to be made under this Section 6.3 including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as you may designate (the “Accounting Firm”). Any determination by the Accounting Firm shall be binding upon the Company and you. The Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

7. General Provisions.

7.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

7.2 Entire Agreement. This Agreement, together with its exhibits, constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter, including the letter dated December 12, 2002. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company.

7.3 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.4 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

7.5 Attorneys’ Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in such action shall be entitled to be paid by the other party such prevailing party’s reasonable attorneys fees and costs incurred in such action. In addition, the Company shall reimburse you for your attorneys fees and costs (not to exceed $2,500 in the aggregate) reasonably incurred by you in connection with this Agreement.

To indicate your acceptance of the Company’s offer of continued employment, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

Metabolex, Inc.

By:
A. Barr Dolan Chairman of the Compensation Committee of the Board

Accepted and agreed:

March 4, 2004
HAROLD VAN WART	DATE

EXHIBIT A – Release Agreement

EXHIBIT B – Employee Agreement on Confidential Information and Inventions

EXHIBIT A

RELEASE AGREEMENT

(To be signed on or after the Separation Date)

I understand that my employment with Metabolex, Inc. (the “Company”) terminated effective                     ,                      (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide certain severance benefits (minus the required withholdings and deductions) pursuant to the terms of the employment agreement dated March 1, 2004 (the “Agreement”). I understand that I am not entitled to such severance benefits unless I sign this Release, and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein, I hereby agree to release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, affiliates, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Employee Retirement Income Security Act; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release

(although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

I accept and agree to the terms and conditions stated above:

Date	Harold Van Wart

EXHIBIT B

EMPLOYEE AGREEMENT ON CONFIDENTIAL

INFORMATION AND INVENTIONS

October 10, 2007

Harold Van Wart

c/o Metabolex, Inc.

3876 Bay Center Place

Hayward, CA 94545

Dear Hal:

This letter agreement (the “Amendment”) amends the terms of your employment agreement dated March 1, 2004 (the “Original Agreement”) with Metabolex, Inc. (the “Company”) in order to address the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”). The Original Agreement is hereby amended only as expressly set forth herein. All other terms and conditions of the Original Agreement continue in full force and effect.

Section 5.3 is amended and restated as follows:

5.3 Severance Benefits For Termination Without Cause or Resignation for Good Reason.

(a) If the Company terminates your employment without Cause and other than as a result of your death or disability, or if you resign your employment for Good Reason (defined below), you will be eligible to receive the severance benefits described in this Section 5.3. You will be eligible to receive, subject to payroll deductions and required withholdings and net of any amounts earned by you pursuant to any employment or consulting arrangements obtained by you following such termination (other than the activities described in the last sentence of Section 3.1), continuation for twelve (12) months of the greater of (i) your base salary in effect as of such termination date or (ii) your base salary as set forth in Section 2.1. In addition you will be eligible to receive your potential annual discretionary bonus amount set forth in Section 2.2, determined as if all performance targets established by the Board have been satisfied, pro-rated for the number of months elapsed in the year in which your employment terminates. You agree to notify the Company promptly of any amount earned by you from other employment or a consulting engagement while you are receiving severance payments under this Agreement. Moreover, if you timely elect and remain eligible for continued coverage of your group health insurance under COBRA, the Company will pay your premiums for COBRA coverage for up to twelve (12) months following the termination date, provided that such payments shall cease if you obtain full-time employment, or cease to be eligible for COBRA, within such period. You agree to notify the Company promptly if you obtain full-time employment while the Company is paying your COBRA premiums under this Agreement. Upon such termination, the vesting of all compensatory equity awards held by you shall be accelerated such that the awards are fully vested and exercisable upon the termination date and all stock options shall be exercisable for the remainder of their original term, without regard to your termination of employment. Upon approval by the Board of this Agreement, any currently outstanding compensatory equity awards shall be amended to the extent necessary to provide for the foregoing accelerated vesting. Your receipt of any severance benefits under this Section 5.3 is contingent upon your signing and making effective within forty-five (45) days after the

Metabolex, Inc.    3876 Bay Center Place, Hayward, CA 94545    Phone: (510) 293-8800    www.metabolex.com

Harold Van Wart

termination date, a full, general release of all claims against the Company in a form acceptable to the Company containing the language set forth in the Release Agreement attached as Exhibit A on or after the termination date. This base salary and bonus severance will be paid in substantially equal installments over the twelve (12) month period following the termination date according to the Company’s payroll procedures; provided, however, that no payments will be made to you prior to the effective date of the Release Agreement. On the first payroll pay day following the effective date of the Release Agreement, the Company will pay you the cash severance amounts you would have received on or prior to such date in a lump sum, with the balance of the cash payments being made as originally scheduled.

(b) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one of the following events that occurs without your consent: (i) the material reduction in your responsibilities, authorities or functions as an employee of the Company (but not merely a change in reporting relationships); (ii) a material reduction in your level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs); (iii) a relocation of your place of employment that results in an increase to your round trip commute of more than twenty (20) miles; or (iv) the Company’s material breach of this Agreement. Notwithstanding the foregoing, you must provide written notice to the General Counsel of the Company within thirty (30) days after the date on which such event first occurs, and allow the Company thirty (30) days thereafter (the “Cure Period”) during which the Company may attempt to rescind or correct the matter giving rise to Good Reason. If the Company does not rescind or correct the conduct giving rise to Good Reason to your reasonable satisfaction by the expiration of the Cure Period, your employment will then terminate with Good Reason as of such thirtieth day.

The following is added as Section 5.4:

5.4 Application of Section 409A. If the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided for in this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and you are a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the termination date or (ii) the date of your death (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Agreement Payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been delayed pursuant to this Section 6.5 and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement. For the avoidance of doubt, it is intended that (1) each installment of the Agreement Payments provided in this Agreement is a separate “payment” for purposes of Section 409A, (2) all Agreement Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4) and 1.409A-l(b)(9)(iii), and (3) the Agreement Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-l(b)(9)(v).

www.metabolex.com

Harold Van Wart

Section 6.2 is amended and restated as follows:

6.2 Stock Awards. At the closing of a Change in Control, your outstanding compensatory equity awards shall become vested and exercisable with respect to fifty percent (50%) of your then-unvested shares of the Company’s common stock subject thereto. In addition, in the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined above) and other than as a result of your death or disability, or you resign for Good Reason (as defined above) (a “Change in Control Termination”), any remaining unvested portion of all compensatory equity awards held by you shall have the vesting accelerated such that all awards are fully vested and exercisable as of the date of the Change in Control Termination (the “Acceleration”). As a precondition of receiving the Acceleration, you must first sign and make effective on or after the termination date a full, general release of claims in favor of the Company within forty-five (45) days after the termination date in a form acceptable to the Company containing the language set forth in the Release Agreement attached hereto as Exhibit A.

Section 6.3 is amended and restated as follows:

6.3 Parachute Payments After the Listing Date.

(a) After the Listing Date (as defined below), if any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, whether under this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then you will be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount equal to (i) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment (the “First Reimbursement Payment”), (ii) all federal, state and local income taxes and employment taxes on the First Reimbursement Payment, and (iii) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the First Reimbursement Payment. For purposes of this provision, the term “Listing Date” means the date of the sale of the Company’s securities to the general public pursuant to an initial public offering under a Registration Statement filed with and declared effective by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

(b) All determinations required to be made under this Section 7.3 including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public tax accounting firm used by the Company or, if such firm declines to serve, such other nationally recognized certified public tax accounting firm as you may designate (the “Accounting Firm”). The Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The

www.metabolex.com

Harold Van Wart

Accounting Firm shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) and/or at such other times as requested by the Company or you. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. If the Accounting Firm determines that an Excise Tax is payable with respect to a Payment, it shall furnish to the Company and you an opinion reasonably acceptable to you of the amount of Excise Tax payable with respect to the Payments and the amount of Gross-Up Payment due to you. The Company will pay the Gross-Up Payment to you within thirty (30) days of the date the Company receives the Accounting Firm’s opinion, but in no event later than the end of your tax year following your tax year in which you pay the Excise Tax. The Company shall bear all reasonable expenses with respect to the determinations by the Accounting Firm required to be made hereunder. Any determination by the Accounting Firm shall be binding upon the Company and you.

To indicate your agreement to this Amendment, please sign and date this Amendment in the space provided below and return it to me.

Sincerely,

Metabolex, Inc.

By:
Ed Penhoet Chairman of the Board

Accepted and agreed:

;	October 15, 2007
HAROLD VAN WART	DATE

www.metabolex.com

EXHIBIT B

RELEASE AGREEMENT

(To be signed on or after the Separation Date)

I understand that my employment with Metabolex, Inc. (the “Company”) terminated effective                     ,                      (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide certain severance benefits (minus the required withholdings and deductions) pursuant to the terms of the employment agreement dated                      (as amended, the “Agreement”). I understand that I am not entitled to such severance benefits unless I sign this Release, and it becomes fully effective.

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein.

I hereby confirm my obligations under my Employee Agreement on Confidential Information and Inventions with the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

In exchange for the consideration provided to me by this Release that I am not otherwise entitled to receive, I hereby generally and completely release Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Nothing in this Release shall prevent me from challenging this Release by filing, cooperating with, or participating in any proceeding before the

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Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any challenge to my Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

I accept and agree to the terms and conditions stated above:

Date	Harold Van Wart

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